Exhibit 10.31

SERVICE CENTER & INSTALLATION AGREEMENT

THIS SERVICE CENTER AGREEMENT, dated as of _________________ (this "Agreement"), is by and between Echo Automotive, a corporation organized and existing under the laws of the State of Arizona with its principal place of business at 2701 Enterprise Drive, Suite 122, Anderson, Indiana 46013 ("ECHO"), and ________________________________________, a ___________________ organized and existing under the laws of the State of __________ with its principal place of business at _______________________________ ("Servicer").

Preliminary Statement

This Agreement governs the performance by Servicer of service, inspection, installation and repairs of ECHO systems developed by ECHO Automotive (Echo Kit), and the sale by Servicer of related replacement parts and accessories, in the service area designated by ECHO from time to time (the “Service Area”). Servicer’s current service coverage is described in Exhibit A. Replacement parts and accessories for Echo Kit will hereinafter be referred to as "Products." The servicing, repair, inspections, installation, removal and inspection of Echo Kits, under warranty or not, will hereinafter be referred to as “Echo Work.”

The parties hereto agree as follows:

Section 1. Appointment and Term

(a)	ECHO hereby appoints Servicer as a servicer for Echo Kits. ECHO may, appoint additional servicers on a nonexclusive basis, if it is determined Servicer cannot provide adequate service in a service area. Servicer will provide Echo Work wherever it is providing fleet support services.

(b)	Servicer’s performance of Echo Work and the sale of Products in will commence with the launch of commercial distribution of the Echo Kit, which will be advised to Servicer by ECHO. Servicer will provide Echo Work to pilot & demonstrator vehicles prior to that date if reasonably requested by ECHO.

(c)	Unless earlier terminated pursuant to Section 9 hereof, this Agreement will remain in force and effect for the period commencing on the date of this Agreement and ending four (4) years from the date of execution. Such term shall be automatically extended for successive two year terms unless either party provides written notice to the other party not later than one-hundred-twenty (120) days before the end of the then current term stating the notifying party does not wish to extend the term of this Agreement, in which case the term of this Agreement will expire at the end of the then current term.

Section 2. Capital, Facilities, Personnel and Training

(a)	Servicer will maintain adequate working capital, offices and service facilities which will meet commercially reasonable standards to perform Echo Work, including, but not limited to, fixed and mobile service capacity, vehicle and parts storage areas, and emergency roadside assistance. ECHO will maintain adequate working capital, manufacturing capabilities and offices which will meet commercially reasonable standards to produce and support the ECHO Kit and parts.

(b)	Servicer will employ appropriately trained personnel to perform Echo Work who will operate in a professional manner.

(c)	ECHO will provide a centralized call center to support Servicer on service, parts and warranty fulfillment matters. Servicer will assure service coverage for a minimum number of Echo Kit which may be adjusted by reasonable notice to reflect anticipated service requirements.

(d)	Servicer will ensure its technicians will have any necessary tools to perform Echo Work. In addition, Servicer must maintain and make available to its personnel any ECHO Technical Service Publications, including, but not limited to, Install or Service Manuals, Diagnostic Manuals, Technical Service Bulletins, Recall Bulletins provided by ECHO.

(e)	ECHO will provide second level technical support to Servicer on Vehicle specific service training and documentation. Technicians who perform Echo Work may be subject to required training programs in the future.

(f)	Servicer will log all Vehicle information into Servicer’s database when any Echo Work is completed and will update this information each time such Vehicle is serviced. ECHO will have online access to reports of the preventative maintenance history of each Vehicle serviced or be provided this information within 5 business days of any Echo Work.

(g)	ECHO will also have access to Vehicle service records including date, mileage, and repair cost by operation code.

(h)	Servicer and ECHO will maintain appropriate insurance, including without limitation general liability insurance and workers compensation coverage and will to provide proof of such coverage to ECHO and Servicer upon request. ECHO will also maintain appropriate levels of product liability insurance and will provide proof of such coverage to Servicer upon written request. ECHO will indemnify and hold harmless Servicer against all claims or actions, including attorneys fees, against the ECHO Kit, all parts and accessories supplied by ECHO. This indemnification will also protect servicer against claims for non-performance, damage to a customers equipment as a result of the installation of the ECHO Kit, unless such damage is due to Servicer’s negligence or failure to follow any written instructions or directions made available to Servicer, and any other claim related to the manufacturer or performance of the ECHO Kit.

Section 3. Service Center Marketing

(a)	Servicer will market its ECHO service center capacity in a manner consistent with Servicer’s normal marketing strategy to promote the positive awareness and image of ECHO and the Echo Kit.

Section 4. Service Center Services

(a)	Both parties will work in good faith to define a reasonable and mutually agreed upon fee schedule for services to be provided by Servicer.

(b)	Servicer will provide Echo Work to any owners or operators of Echo Kit in the Service Area. Servicer will perform such work at locations and facilities staffed by trained technicians and equipped with service, repair and inspection tools and equipment required to perform Echo Work in a professional, prompt, efficient and courteous manner.

(c)	Servicer must use only genuine ECHO parts and accessories supplied under this Agreement for any Echo Work.

(d)	Any Echo Work covered by an ECHO warranty will be performed in accordance with the policies and procedures set forth in ECHO's Warranty and Policy Procedure Manual, and any revisions or amendments thereto, furnished by ECHO to Servicer, and in accordance with bulletins and documents relating to warranty service, which ECHO may from time to time furnish to Servicer.

(b)	Servicer will assume responsibility for, and will assume, protect, defend and hold ECHO harmless from, all claims and lawsuits (including administrative proceedings) arising out of or in connection with the performance of Echo Work, including, but not limited to, claims resulting from the negligence or willful acts or omissions of Servicer. ECHO will assume responsibility for, and will assume, protect, defend and hold Servicer harmless from, all claims and lawsuits (including administrative proceedings) arising out of or in connection with the performance or the manufacture of ECHO Kits, or any ECHO parts and supplies.

(c)	Servicer will be reimbursed for all pre-approved warranty service at the rates and time allowances agreed to by both parties. ECHO reserves the right to reasonably modify such programs and procedures with respect to approval, verification and quality control of the performance of warranty service and the preparation of warranty claims. In order to carry out the above, Servicer will grant to ECHO reasonable access to its places of business to observe the performance and administration of such warranty service if requested by ECHO. Servicer will maintain complete and accurate lists of the names and addresses of all purchasers of Products or Echo Work for purposes of notifying them of all applicable service or recall campaigns.

(d)	Servicer’s charges for Echo Work that are not covered by warranty will be fair and reasonable and in any event related labor charges will not exceed, where applicable, those provided for in the Real Time Truck and Van Labor Time Guide. In addition to any other legal requirements, Servicer will provide Vehicle owners or operators with a written estimate of the cost of all non-warranty service, repairs and inspection and will obtain prior approval if actual cost exceeds the estimate by ten percent or more.

(e)	Servicer hereby warrants all repairs against defects in workmanship for the lesser of three (3) months or five thousand (5,000) miles from date of completion of repair, whichever comes first. This warranty will cover the labor hours resulting from failures that are caused solely as a result of the workmanship of Servicer employees.

(f)	Under circumstances where ECHO provides parts for the repair, and a part is determined to be the cause of the failure, Servicer will have no liability for any cost of the repairs. All warranties under this Agreement will be limited to the actual cost of the original repair. Warranty will not cover any additional losses, loss of use, cost of rental units, or any other claims for loss.

Section 5. Claims, Books, Records and Reports

(a)	Servicer will submit complete and accurate claims for reimbursement of warranty and other Echo Work on forms provided or approved by ECHO.

(b)	Servicer will retain and return in a timely manner all parts that it replaces while performing Echo Work for inspection by ECHO.

(c)	Servicer will maintain throughout the term of this Agreement and for at least two (2) years thereafter complete and accurate books and records, covering all work and activities performed pursuant to this Agreement, reimbursement claims submitted to ECHO, sales of Products, Servicer’s warranty and other transactions contemplated by this Agreement.

(d)	It is agreed and understood that representatives of ECHO may inspect such books and records of Servicer at any time during business hours for purpose of verification and audit, and may make copies of and abstracts from such books and records.

Section 6. Supply of Products

(a)	Servicer will maintain a reasonable and mutually agreed upon inventory of Products for service of Echo Kit. Servicer will submit to ECHO firm orders for Products. All orders are subject to acceptance or rejection by ECHO in whole or part. ECHO will use commercially reasonable efforts to fill accepted orders for Products. All accepted orders will be subject to delay or change occurring in manufacture, shipment or delivery. The terms of purchase applicable to any purchase of Products by Servicer will be those set forth in the related ECHO order forms and those set forth in this Agreement. In the event of discrepancy, the terms contained in this Agreement will prevail, unless ECHO otherwise agrees in writing.

(b)	ECHO will notify Servicer from time to time of the prices and charges (including, but not limited to, packing, handling and delivery charges) relating to Products sold under this Agreement. ECHO reserves the right to change such prices and charges at any time, and will invoice Servicer at the prices and charges in effect as of the date Products are shipped to Servicer.

~~(c)~~	Servicer will pay ECHO for Products within 30 days from receipt of ECHO invoice.

(d)	Products sold to Servicer under this Agreement will be shipped for the account of Servicer by carriers selected by ECHO. Notwithstanding the foregoing, ECHO retains a purchase money security interest in all Products sold to Servicer to secure payment for Products sold until payment in full for all Products has been received by ECHO. Servicer authorizes ECHO to file appropriate financing statements to perfect such security interest.

(e)	Claims for any alleged shortage, defect, damage or error in shipments of Products must be made by Servicer to ECHO in writing in accordance with ECHO's written instructions within ten (10) days after the bill of lading date. ECHO reserves the right to disallow, in whole or in part, any claim which is submitted after such period or not adequately substantiated. Upon ECHO's request, Servicer will submit for inspection by ECHO or its insurance agents any Products alleged to be damaged or defective.

(f)	No warranties express or implied, including but not limited to any implied warranty of merchantability or fitness for a particular purpose, are made or will be deemed to have been made by ECHO except the warranty by ECHO to Servicer set forth in the applicable ECHO or manufacturer's warranty policy manual, bulletin or other publication in effect at the time ECHO sells the Products in question to Servicer.

Section 7. Use of ECHO And Servicer’s Trade Name and Trademarks

(a)	With respect to any trademarks, service marks, devices or emblems, logos, trade dress or trade names owned or used by ECHO or Servicer or any of its affiliated companies (hereinafter called "ECHO Marks and Servicer Marks"), ECHO and Servicer hereby expressly undertakes that it will not, and will not permit any other person or entity over whom it exercises control, directly or indirectly:
a.	to commit any act or take any action at any time which would in any way impair the rights of ECHO or Servicer, or its affiliated companies, to ECHO Marks or Servicer Marks; or
b.	to claim, acquire, register or attempt at any time to claim, acquire or register any rights to ECHO Marks or Servicer Marks by virtue of this Agreement, or through ECHO’s or Servicer's use of ECHO Marks or Servicer Marks; or
c.	to use any ECHO Mark or Servicer Mark at any time as part of any company name or commercial designation without the express prior written consent of ECHO or Servicer, or its affiliated companies, whichever may be appropriate; or
d.	use any ECHO Mark or Servicer Mark at any time on any item, or on the packaging, display or advertising of any item, without the express prior written consent of ECHO or Servicer, or its affiliated companies, whichever may be appropriate.

(b)	Upon the written request of ECHO or Servicer and upon the termination or expiration of this Agreement, ECHO and Servicer will cease using any ECHO Mark or Servicer Mark on any item, or in any commercial designation, signs, stationery, advertising and the like, as well as any work, mark, symbol, design, emblem, name, trade dress or logo which, in the sole opinion of ECHO or Servicer, so nearly resembles any ECHO Mark or Servicer Mark as to lead to confusion or uncertainty or to mislead the public.

Section 8. Relationship and Status of Servicer

(a)	Servicer will service Echo Kit as an independent business enterprise for its own account and at its own expense. Except for warranty reimbursement provided for in Section 4.

(b)	Servicer and ECHO shall have no authority to represent ECHO or Servicer as agent or otherwise or to do business in ECHO's name or Servicer’s name, nor to bind ECHO or Servicer by any contract, representation, understanding, act or deed concerning ECHO or Servicer, or any Products covered by this Agreement. Neither the making of this Agreement nor the performance of any part of the provisions hereof shall be construed to constitute Servicer or ECHO or any of its agents, representatives or employees as an agent, representative or employee of ECHO or Servicer for any purpose, nor shall this Agreement be deemed to establish a joint venture or partnership.

(c)	Servicer represents and warrants to ECHO, and ECHO represents and warrants to Servicer that it possesses, and will maintain during the term of this Agreement, all licenses, permits and other authorizations required on its part to act as Servicer or ECHO to act as Manufacturer under this Agreement throughout the Service Area and, upon request, shall provide reasonable evidence to ECHO and ECHO to Servicer of their ongoing compliance with applicable legal and regulatory requirements.

(d)	Servicer will be solely responsible for compliance with any laws, decrees, regulations or orders affecting the agents, representatives, employees or workers of Servicer, and will hold ECHO harmless from any claims whatsoever arising in connection therewith. ECHO will be solely responsible for compliance with any laws, decrees, regulations or orders affecting the agents, representatives, employees or workers of ECHO, and will hold Servicer harmless from any claims whatsoever arising in connection therewith.

Section 9. Termination

(a)	ECHO or Servicer may terminate this Agreement upon thirty (30) days prior written notice to the other party if the other party fails to fully perform its obligations hereunder, and such failure has not been fully cured within sixty (60) days following written notice to such party specifying the failure of performance.

(b)	ECHO or Servicer may terminate this Agreement with immediate effect upon written notice to Servicer or to ECHO in the event of:

a.	the substantial discontinuance of Servicer's service and repair activities for Echo Kit, or the substantial discontinuance of ECHO’s manufacture and support for the ECHO Kit.

(c)	Notwithstanding the foregoing, ECHO or Servicer may terminate this Agreement at any time at its discretion and for its sole convenience, upon six (6) months’ prior written notice to Servicer or to ECHO.

(d)	Notwithstanding any other provision in this Agreement to the contrary, this Agreement will automatically terminate without notice if Servicer or ECHO becomes insolvent and is unable to pay its obligations when due, or shall make any assignment for the benefit of creditors, or shall become the subject of any bankruptcy, insolvency or similar proceeding, whether voluntary or involuntary, or shall be adjudicated bankrupt or insolvent, or if a receiver is appointed for any substantial portion of its business or property, or if Servicer or ECHO is dissolved.

(e)	In the event of the expiration or termination of this Agreement, neither of the parties hereto shall be liable to the other for loss of profits or damages of any kind whatsoever or for any kind of severance benefits or compensation on account of or arising directly or indirectly from the expiration or termination of, or refusal to extend or renew, this agreement, or for any expenditures, investments or commitments made by the other party. The expiration or termination of this Agreement shall not, however, affect the right of either party to recover (i) damages sustained by reason of the breach of this Agreement by the other party or (ii) any payments owing under the terms of this Agreement or under any invoice or other instrument.

(f)	The expiration and termination of this Agreement will operate to cancel all unfilled orders for Products placed by Servicer. If, however, after expiration or termination of this Agreement, ECHO should transact any business with Servicer relative to the servicing of Echo Kit or sale of Products therefor, such transactions will be governed by the same terms and conditions as those set forth in this Agreement, insofar as pertinent, but shall not be construed as a waiver of the expiration or termination or as a renewal of this Agreement.

Section 10. Force Majeure

(a)	The failure or delay of either party in performing any of its obligations under this Agreement will not be deemed a breach of this Agreement to the extent that such failure or delay is directly due to any of the following circumstances: (i) any war, riot, insurrection or other civil commotion, (ii) any strike, lockout or other labor dispute, (iii) any fire, flood or other act of God, (iv) any labor, material, transportation or utility shortage or curtailment, or (v) any governmental order, decree or regulation, or (vi) any other similar circumstances beyond the affected party's reasonable control that it could not avoid by exercising due care.

(b)	The affected party must (i) promptly notify the other party of the circumstances and their effect, (ii) consult with the other party concerning suitable interim arrangements and exercise due diligence to eliminate or remedy the cause of failure or delay, and (iii) continue performance as soon as reasonably possible after such cause of failure or delay is removed. Under no circumstances is any party excused from performing its obligations due to adverse economic conditions or general financial or operational constraints. Under no circumstances will the occurrence of such an event release either party from any payment obligations hereunder.

Section 11. Governing Law; Dispute Resolution

(a)	This agreement is a contract made under, and shall be governed by and construed in accordance with, the law of the State of Indiana applicable to contracts made and to be performed entirely within such State and without giving effect to choice of law principles of such State.

(b)	Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, that is not resolved amicably by the parties shall be finally determined and settled by arbitration conducted by a sole arbitrator administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules. The arbitration shall be conducted in the English language in Indianapolis, Indiana. Each party shall bear its own costs and expenses. Judgment upon the award made by the arbitrator may be entered by any court having jurisdiction. Notwithstanding the foregoing, nothing in this Section 11(b) shall be construed to prevent either party from seeking injunctive or other interim relief or remedies in any court or other tribunal as such party deems appropriate pending arbitration, which shall not be deemed incompatible with the agreement to arbitrate or a waiver of the right to arbitrate.

Section 12. Assignment or Transfer Prohibited; Etc.

(a)	Neither this Agreement nor any of the rights or obligations of the parties to this agreement hereunder may be assigned or transferred, in whole or in part, without the prior written consent of both parties. Any purported assignment or transfer by either party without compliance with the foregoing shall be void and ineffective unless such assignment is part of a merger or acquisition where substantially all of the assets of the company is transferred and/or assigned.

Section 13. Notices.

(b)	Any notice required or permitted to be given hereunder by any of the parties hereto shall be given in writing. Such notice shall be personally delivered or shall be sent to the address specified below (a) by registered mail, or (b) by commercial courier service.

(c)	Notices will be deemed effectively given on the date of actual delivery. Until so changed, notices shall be sent (i) to ECHO, at 2701 Enterprise Drive, Suite 122, Anderson, Indiana 46013, Attention: Chief Executive Officer, and (ii) to Servicer, at 4709 West 96th Street, Indianapolis, Indiana 46268, Attention: Bob Dickinson, Fax: (317) 875-7409.

Section 14. Entire Agreement, Etc.

(a)	This Agreement sets forth the entire agreement and understanding between the parties on the subject matter hereof, and merges all prior discussions, negotiations and agreements between them. Neither of the parties shall be bound by any conditions, definitions, representations or warranties with respect to the subject matter of this Agreement other than as expressly provided herein or as duly set forth subsequent to the date hereof in a writing signed by a duly authorized representative of the party to be bound thereby.

(b)	This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart. The headings of the various subdivisions hereof are for the convenience of reference only and shall in no way modify any of the terms or provisions hereof.

(c)	In case any one or more of the rights or obligations under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining rights and obligations shall not in any way be affected or impaired thereby, and such invalidity, illegality or unenforceability in one jurisdiction shall not affect the validity, legality or enforceability of such rights and obligations under this Agreement in any other jurisdiction.

Section 15. Amendments; Waivers

(a)	Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by all of the parties, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege under this Agreement, nor any course of dealing in connection therewith, will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

ECHO AUTOMOTIVE	SERVICER

By:	By:

Name:	Name:

Title:	Title: